SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2015

UNDER ARMOUR, INC.

(Exact name of Registrant as Specified in its Charter)

Maryland	001-33202	52-1990078
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1020 Hull Street, Baltimore, Maryland		21230
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (410) 454-6428

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2015, Under Armour, Inc. (“Under Armour” or the “Company”) and Kevin Plank, Under Armour’s founder, Chairman of the Board and Chief Executive Officer, entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Noncompete Agreement”). Under the terms of the Noncompete Agreement, Mr. Plank has agreed not to compete with Under Armour or solicit its employees, customers and suppliers and prospective customers and suppliers (other than on behalf of Under Armour) during Mr. Plank’s tenure with Under Armour and for five years thereafter.

Under Armour and Mr. Plank entered into the Noncompete Agreement in connection with certain proposed stock and governance changes approved by the Board of Directors of the Company (the “Board”). These include the creation of a new class of non-voting common stock designated as the Class C Common Stock (described below), certain proposed amendments to Under Armour’s charter (the “Charter”) that provide various governance and other benefits to the Company and its stockholders, other than Mr. Plank (the “Charter Amendments”), and the proposed declaration and payment of a dividend by Under Armour of one share of Class C Common Stock for each outstanding share of Under Armour Class A Common Stock and Class B Common Stock (the “Class C Dividend”). Under Armour’s stockholders will vote on the Charter Amendments at a special meeting scheduled to be held on August 26, 2015 (the “Special Meeting”).

The Noncompete Agreement requires Mr. Plank (and the manager with voting power over certain shares of Class B Common Stock held by two limited liability companies controlled by Mr. Plank) to vote, and to cause to be voted, at the Special Meeting all shares of Under Armour Class A Common Stock and Class B Common Stock beneficially owned by Mr. Plank and his affiliates and associates in favor of each of the Charter Amendments and certain other matters recommended by the Board for approval by Under Armour’s stockholders at the Special Meeting. The Noncompete Agreement also specifies the circumstances under which Mr. Plank may be terminated for “cause” and the process for any termination for “cause,” which, giving effect to the Charter Amendments, would result in the conversion of Under Armour’s Class B Common Stock into Class A Common Stock.

The Noncompete Agreement became effective on June 15, 2015; however, if the Board determines not to proceed with the Class C Dividend, the Noncompete Agreement will automatically terminate.

The summary of the terms of the Noncompete Agreement described above is qualified in its entirety by reference to the full text of the provisions of the Noncompete Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information disclosed under Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the anticipated Class C Dividend described in Item 1.01 above, the Board approved an amendment to the Charter (the “Share Increase Amendment”) to increase the total number of shares of stock that the Company is authorized to issue to 835,700,000 shares, of which 400,000,000 shares are designated as shares of Class A Common Stock and 35,700,000 shares are designated as shares of Class B Common Stock. The Share Increase Amendment created an additional 400,000,000 shares of common stock that were not designated as any class by the Board. The Share Increase Amendment did not require shareholder approval and became effective on June 15, 2015. The summary of the terms of the Share Increase Amendment described above is qualified in its entirety by reference to the full text of the provisions of the Share Increase Amendment filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Board also approved Articles Supplementary to the Charter which designate the new 400,000,000 shares of common stock created through the Share Increase Amendment as a new class of common stock, referred to as the Class C Common Stock, par value $.0003 1/3 per share. The Articles Supplementary establish the terms of the Class C Common Stock, which are substantially identical to Under Armour’s Class A Common Stock, except that the Class C Common Stock has no voting rights (except in certain limited circumstances as described below), will automatically convert into Class A Common Stock under certain circumstances and includes provisions intended to ensure equal treatment of Class C Common Stock and Class B Common Stock in certain corporate transactions, such as mergers, consolidations, statutory share exchanges, conversions or negotiated tender offers, and including consideration incidental to these transactions.

The Articles Supplementary became effective on June 15, 2015, upon filing with the Maryland State Department of Assessments and Taxation. Under Armour has not yet issued any shares of Class C Common Stock and expects that it will not issue any such shares until the declaration and payment of the Class C Dividend. The Board currently intends to declare and pay the Class C Dividend following the approval of the Charter Amendments by stockholders at the Special Meeting. However, the decision to proceed with, and timing of, the Class C Dividend will be made by the Board in its discretion and there can be no assurance that the Class C Dividend will be declared or paid.

The terms of the Class C Common Stock are more fully described in the Articles Supplementary filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference. The following summary of the terms of the Class C Common Stock should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the provisions of the Articles Supplementary.

Voting Rights. Holders of shares of Class C Common Stock have no voting rights, except (a) as may be required by law, (b) with respect to amendments to the provisions of the Charter that set forth the terms of the Class C Common Stock and have a material adverse effect on the rights of the Class C Common Stock, which require the affirmative vote of a majority of the votes entitled to be cast thereon by holders of Class C Common Stock, voting as a single class, (c) with respect to amendments to the equal treatment provision described below affecting the holders of the Class C Common Stock, which must be declared advisable by the Board, including at least 75% of the independent members of the Board, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) Class C Common Stock (other than Mr. Plank, his family entities, his family members or executive officers of Under Armour), voting as a single class, and (2) Class B Common Stock, voting as a single class, and (d) upon the conversion of the outstanding shares of Class B Common Stock into shares of Class A Common Stock, upon which holders of shares of Class C Common Stock will immediately have voting rights equal to holders of shares of Class A Common Stock and will vote together with the Class A Common Stock as a single class.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Class C Common Stock will be entitled to share equally with the holders of Class A Common Stock and Class B Common Stock, on a per share basis, in any dividends that our Board may determine to issue from time to time. In the event that a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock, or rights to acquire shares of Class A Common Stock or Class B Common Stock, the holders of shares of Class C Common Stock will receive shares of Class C Common Stock, or rights to acquire shares of Class C Common Stock, as the case may be.

Liquidation. Upon our liquidation, dissolution or winding-up, the holders of Class C Common Stock will be entitled to share proportionately, on a per share basis, with the holders of the Class A Common Stock and Class B Common Stock in the assets of Under Armour available for distribution after payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion. Upon conversion of the outstanding shares of Class B Common Stock into shares of Class A Common Stock, the Class C Common Stock will be automatically converted into shares of Class A Common Stock on a one-for-one basis on a date fixed by Under Armour that is as soon as reasonably practicable and in accordance with the Articles Supplementary and any further procedures required by Under Armour. As described above, upon conversion of the Class B Common Stock into Class A Common Stock but prior to the conversion of the Class C Common Stock into Class A Common Stock, the Class C Common Stock will immediately be entitled to vote together with the Class A Common Stock as a single class on all matters. Except as so provided, the Class C Common Stock will not be convertible into any other class of capital stock.

Giving effect to the Charter Amendments (which, following approval by stockholders at the Special Meeting, are expected to become effective immediately prior to the declaration and payment of the Class C Dividend), the Charter will provide that each share of Class B Common Stock will automatically convert into one share of Class A Common Stock (thereby triggering the conversion of the Class C Common Stock into Class A Common Stock) upon (a) the record date for any meeting of Company stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on that record date by Mr. Plank and his family entities, when taken together, is less than 15.0% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date, (b) the death of Mr. Plank, (c) Mr. Plank ceasing to be affiliated with Under Armour in any capacity as a result of permanent disability, (d) Mr. Plank’s resignation from Under Armour or termination for “cause,” or (e) the sale, or other disposition, by Mr. Plank of more than 2.5 million shares of Under Armour’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend (such number giving effect to the split resulting from the Class C Dividend), subject to a rollover feature that will allow Mr. Plank to sell additional shares in any calendar year without such conversion taking place to the extent his sales in prior calendar years commencing with the calendar year of the Class C Dividend are below 2.5 million shares.

Equal Treatment. In the event of any merger or consolidation of Under Armour with or into another entity, a statutory share exchange between Under Armour and any other entity or the conversion of Under Armour into another entity (whether or not Under Armour is the surviving entity) or a third party tender offer entered into pursuant to an agreement with Under Armour, each holder of shares of Class C Common Stock will be entitled to receive the same consideration as each holder of shares of Class B Common Stock on a per share basis, and each holder of shares of Class C Common Stock will be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to such merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer. However, any amounts paid to Mr. Plank as compensation for services rendered or to be rendered by Mr. Plank to Under Armour or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger or compensation paid for pre- or post-merger services), which payment was approved by a majority of the independent members of the Board, will not be deemed to be part of such consideration. Giving effect to the Charter Amendments, the equal treatment provisions of the Class A Common Stock and Class C Common Stock will be substantially identical.

Item 8.01.	Other Events.

On June 15, 2015, Under Armour announced that its Board had unanimously approved the creation of the Class C Common Stock and the Charter Amendments described above. A copy of the press release issued by Under Armour relating to these changes is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of a letter from Mr. Plank to Under Armour’s stockholders relating to these changes is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference. Under Armour’s internal communication documents describing these changes are filed as Exhibit 99.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Note About Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Under Armour’s planned dividend of shares of the new Class C Common Stock, its Charter Amendments and the upcoming special meeting of Under Armour’s stockholders expected to be held on August 26, 2015 (the “Special Meeting”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual events to differ materially from those reflected in the forward-looking statements. Factors that could affect expectations and assumptions include, among others, the timing of the declaration of the Class C Dividend.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Special Meeting. Under Armour intends to file with the Securities and Exchange Commission (the “SEC”) and make available to the holders of Under Armour common stock as of the record date for the Special Meeting a proxy statement containing important information relating to certain stock and governance related amendments to Under Armour’s charter and other matters to be considered by the stockholders of Under

Armour at the Special Meeting (the “Proposals”). BEFORE MAKING ANY VOTING DECISION, UNDER ARMOUR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE PROPOSALS.

Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (http://www.sec.gov). In addition, documents filed with the SEC by Under Armour, including the proxy statement when available, will be available free of charge from Under Armour at Under Armour’s website (http://www.uabiz.com), or by writing to Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, Attn: Secretary.

Participants in the Solicitation

Under Armour and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Under Armour’s stockholders with respect to the Proposals to be considered at the Special Meeting. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these individuals will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Under Armour and its directors and executive officers and their ownership of Under Armour’s common stock in Under Armour’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its definitive proxy statement for the 2015 annual meeting filed with the SEC on March 13, 2015. Additional information regarding the interests of these individuals in the Proposals and their ownership of Under Armour’s common stock will also be included in the definitive proxy statement for the Special Meeting.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

3.1	Articles of Amendment to the Under Armour, Inc. Charter.

3.2	Articles Supplementary setting forth the terms of the Class C Common Stock, dated June 15, 2015 (incorporated by reference to Appendix F to the Preliminary Proxy Statement filed by Under Armour, Inc. on June 15, 2015).

10.1	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated June 15, 2015, between Under Armour, Inc. and Kevin Plank (incorporated by reference to Appendix E to the Preliminary Proxy Statement filed by Under Armour, Inc. on June 15, 2015).

99.1	Press release of Under Armour, Inc., dated June 15, 2015.

99.2	Letter from Kevin Plank to the stockholders of Under Armour, Inc., dated June 15, 2015.

99.3	Under Armour’s internal communication documents relating to the stock and governance changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

	By:	/s/ John P. Stanton
John P. Stanton
Date: June 15, 2015		Senior Vice President, General Counsel & Secretary